Exhibit 10(a)

POTLATCHDELTIC CORPORATION NON-EMPLOYEE DIRECTOR COMPENSATION

On May 6, 2021, the Board of Directors of PotlatchDeltic Corporation approved changes to the non-employee director compensation program. Set forth below is a summary of the Company’s non-employee director compensation program, effective May 6, 2021.

Director Annual Retainer Fee

Each non-employee Director will be paid an annual cash retainer fee for their service as a Director in the amount of $75,000. The Lead Director will be paid a supplemental annual retainer fee of $25,000.

Committee Member Annual Retainer Fees

Each member of the Audit Committee will be paid an annual cash retainer fee of $12,000. The Chair of the Audit Committee will receive a supplemental annual retainer fee of $20,000. Each member of the Executive Compensation and Personnel Policies Committee will be paid an annual cash retainer fee of $7,500 and the Chair of the Executive Compensation and Personnel Policies Committee will receive a supplemental annual retainer fee of $15,000. Members of the Nominating and Corporate Governance Committee will each receive an annual retainer fee of $5,000 and the Chair of the Nominating and Corporate Governance Committee will receive a supplemental annual retainer fee of $12,500.

Director Long-Term Incentive Award

In May of each year, each of the non-employee Directors will be granted an equity award in the form of restricted stock units having a value of $110,000.

Director Deferral Options

Pursuant to the Directors Deferred Compensation Plan for Directors II, Directors may elect to defer receipt of some or all of the shares of Common Stock earned under their restricted stock unit award and/or some or all of their cash retainer fees.

Other Benefits

Non-employee Directors will continue to receive coverage under a Director and Officer Liability Insurance Policy and an Accidental Death and Dismemberment Insurance Policy. Directors may, at their own expense, purchase coverage for their spouses under the Accidental Death and Dismemberment Insurance Policy. Directors are eligible to participate in the Company’s Matching Gifts to Education Program, available to all company employees, which matches contributions of up to $1,500 per year to eligible educational institutions.

Director Stock Ownership Guidelines

In order to promote and increase equity ownership by our Directors and to further align their interests with those of our stockholders, the Board has adopted stock ownership guidelines that require each non-employee Director to beneficially own PotlatchDeltic Corporation shares with a value of at least five times the annual retainer fee by the later of January 1, 2022 or the fifth anniversary of his or her election as a Director. Common stock units held in Directors’ accounts under the Deferred Compensation Plan for Directors are counted for purposes of determining whether a Director has satisfied the share ownership requirement.